Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2018

- Revenue for Third Quarter of Fiscal 2019 Increased 10.1% to $364 million -
- EPS for the Third Quarter of Fiscal 2019 was $0.48, or Adjusted EPS of $0.49,
Compared to EPS of $0.11, or Adjusted EPS of $0.20, in the Prior Year Period -
- Company Updates Fiscal 2019 Modeling Assumptions, including a Raise in EPS Range -

West Fargo, ND – November 29, 2018 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2018.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We are pleased with the revenue growth across all segments and the operating leverage we are generating in the business. Our third quarter results are indicative of the efforts we've made over the past couple of years to position our business for improved profitability across all segments. The increase in our Agriculture segment revenue is encouraging given the continued industry challenges. Our improved inventory position is helping drive increases in equipment margins, which, combined with a lower annual operating expense level, is generating improvements in profitability. As a result of these improvements and revenue growth across all segments, adjusted earnings per share grew significantly over the prior year period."
Fiscal 2019 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2019, revenue was $363.6 million, compared to $330.3 million in the third quarter last year. Equipment sales were $241.2 million for the third quarter of fiscal 2019, compared to $216.0 million in the third quarter last year. Parts sales were $70.1 million for the third quarter of fiscal 2019, compared to $64.7 million in the third quarter last year. Revenue generated from service was $33.6 million for the third quarter of fiscal 2019, compared to $31.5 million in the third quarter last year. Revenue from rental and other was $18.8 million for the third quarter of fiscal 2019, compared to $18.1 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2019 was $69.5 million, compared to $61.5 million in the third quarter last year. The increase in gross profit was driven by higher revenue. Gross profit margins increased 50 basis points to 19.1% versus the comparable period last year. The improvement in gross profit margin was due to higher gross profit margins on equipment revenue.

Operating expenses increased by $2.9 million to $53.3 million, or 14.7% of revenue, for the third quarter of fiscal 2019, compared to $50.4 million, or 15.2% of revenue, for the third quarter of last year. The decrease in operating expenses as a percentage of total revenue was primarily due to the increase in total revenue in the third quarter of fiscal 2019, as compared to the third quarter of fiscal 2018, which positively affected our ability to leverage fixed operating costs.

Floorplan interest expense of $1.9 million for the third quarter of fiscal 2019 was flat compared to the third quarter of last year.

In the third quarter of fiscal 2019, net income was $10.8 million, or earnings per diluted share of $0.48, compared to net income of $2.4 million, or earnings per diluted share of $0.11 for the third quarter of last year.

On an adjusted basis, net income for the third quarter of fiscal 2019 was $10.9 million, or adjusted earnings per diluted share of $0.49, compared to adjusted net income of $4.4 million, or adjusted earnings per diluted share of $0.20, for the third quarter of last year.

Adjusted EBITDA was $21.0 million in the third quarter of fiscal 2019, compared to $16.2 million in the third quarter of last year.

Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2019 was $210.7 million, compared to $186.5 million in the third quarter last year. The increase in revenue was primarily the result of increased equipment revenue resulting from customer replacement demand. Pre-tax income for the third quarter of fiscal 2019 was $9.4 million, compared to pre-tax income of $4.9 million in the third quarter last year. Adjusted pre-tax income for the third quarter of fiscal 2019 was $9.9 million, compared to adjusted pre-tax income of $5.5 million in the third quarter last year.

Construction Segment - Revenue for the third quarter of fiscal 2019 was $78.7 million, compared to $72.9 million in the third quarter last year. The increase in revenue was primarily the result of increased equipment revenue. Pre-tax income for the third quarter of fiscal 2019 was $1.2 million, compared to a pre-tax loss of $2.4 million in the third quarter last year. Adjusted pre-tax income for the third quarter of fiscal 2019 was $0.8 million, compared to an adjusted pre-tax loss of $0.7 million in the third quarter last year.

International Segment - Revenue for the third quarter of fiscal 2019 was $74.2 million, compared to $70.9 million in the third quarter last year. Our International segment revenue increase was primarily due to the additional revenue resulting from the Company's four-store AGRAM acquisition in Germany, which was completed in July 2018. Pre-tax income for the third quarter of fiscal 2019 was $2.6 million, compared to pre-tax income of $2.5 million in the third quarter last year. Adjusted pre-tax income for the third quarter of fiscal 2019 was $2.6 million compared to adjusted pre-tax income of $2.5 million in the third quarter last year.
Fiscal 2019 First Nine Months Results
Revenue was $909.2 million for the first nine months of fiscal 2019, compared to $863.3 million for the same period last year. Net income for the first nine months of fiscal 2019 was $14.3 million, or earnings per diluted share of $0.65, compared to a net loss of $8.7 million, or a loss per diluted share of $0.40, for the same period last year. On an adjusted basis, net income for the first nine months of fiscal 2019 was $15.5 million, or adjusted earnings per diluted share of $0.71, compared to an adjusted net loss of $0.7 million, or an adjusted loss per diluted share of $0.03, in the same period last year. Adjusted EBITDA was $43.0 million in the first nine months of fiscal 2019, compared to $24.7 million in the same period last year.
Balance Sheet and Cash Flow
The Company ended the third quarter of fiscal 2019 with $52.2 million of cash. The Company’s inventory level increased to $525.3 million as of October 31, 2018, compared to $472.5 million as of January 31, 2018. This inventory increase includes a $51.2 million increase in equipment inventory, which reflects an increase in new equipment inventory of $74.2 million, partially offset by a $23.0 million decrease in used equipment inventory. The Company had $332.9 million outstanding floorplan payables on $652.5 million total discretionary floorplan lines of credit as of October 31, 2018, compared to $247.4 million outstanding floorplan payables as of January 31, 2018. The increase in our floorplan payable balance is primarily due to increased equipment inventory levels as well as using our floorplan lines to reduce long-term debt, including our senior convertible notes.

The Company did not repurchase any of its senior convertible notes during the third quarter of fiscal 2019 and continues to have $45.6 million of total face value of senior convertible notes outstanding. To date, the Company has retired $104.4 million, or approximately 70%, of the original $150.0 million face value of its senior convertible notes with $95.1 million in cash.

In the first nine months of fiscal 2019, the Company’s net cash provided by operating activities was $11.7 million, compared to net cash provided by operating activities of $56.0 million in the first nine months of fiscal 2018. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $1.5 million in the first nine months of fiscal 2019, compared to adjusted net cash used for operating activities of $10.8 million in the first nine months of fiscal 2018.

Mr. Meyer concluded, "In the third quarter, we realized improvement in our Construction segment revenues which translated into profitability in this segment. Our International segment continues to provide solid contributions to our bottom line. In our Agriculture segment, we achieved equipment sales growth as we continue to see support from replacement demand which is offsetting broader global headwinds in crop prices. We are still operating at a historically lower level of equipment sales and believe these current levels will support growth in our parts and service business in the future as our customers' equipment fleet ages. Given our fiscal third quarter results and expectations for the remainder of our fiscal year, we are raising our fiscal 2019 adjusted earnings per share to a range of $0.65 to $0.75."
Updating Fiscal 2019 Modeling Assumptions
The Company's fiscal 2019 modeling assumptions are as follows:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture	Up 0-5%	Up 0-5%
Construction	Up 0-5%	Up 0-5%
International(1)	Up 10-15%	Up 10-15%

Equipment Margin	9.1 - 9.4%	8.7 - 9.2%

Adjusted Diluted EPS(2)	$0.65 - $0.75	$0.45 - $0.65

(1)International segment revenue includes the post-acquisition contribution from AGRAM.
(2)A reconciliation of projected Adjusted Diluted EPS, a forward-looking non-GAAP measure, to the most directly comparable GAAP measure of diluted EPS is not provided because the Company is unable to provide such a reconciliation due to the uncertainty and inherent difficulty regarding the occurrence, financial impact and periods in which non-GAAP adjustments may be recognized.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 13, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13685093.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as gains or losses on the repurchase of senior convertible notes, costs associated with our restructuring activities, impairment charges, and the reclassification of accumulated losses on our interest rate swap instrument. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2019, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2018	January 31, 2018
Assets
Current Assets
Cash	$52,243	$53,396
Receivables, net of allowance for doubtful accounts	81,690	60,672
Inventories	525,277	472,467
Prepaid expenses and other	9,085	12,611
Total current assets	668,295	599,146
Noncurrent Assets
Property and equipment, net of accumulated depreciation	144,026	151,047
Deferred income taxes	3,334	3,472
Goodwill	1,015	250
Other intangible assets, net of accumulated amortization	7,288	5,193
Other	1,252	1,200
Total noncurrent assets	156,915	161,162
Total Assets	$825,210	$760,308

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$21,165	$15,136
Floorplan payable	332,943	247,392
Senior convertible notes	44,847	—
Current maturities of long-term debt	3,822	1,574
Deferred revenue	16,908	32,324
Accrued expenses and other	28,826	31,863
Total current liabilities	448,511	328,289
Long-Term Liabilities
Senior convertible notes	—	62,819
Long-term debt, less current maturities	26,255	34,578
Deferred income taxes	5,441	2,275
Other long-term liabilities	7,423	10,492
Total long-term liabilities	39,119	110,164
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	247,813	246,509
Retained earnings	91,387	77,046
Accumulated other comprehensive loss	(1,620)	(1,700)
Total stockholders' equity	337,580	321,855
Total Liabilities and Stockholders' Equity	$825,210	$760,308

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Revenue
Equipment	$241,198	$215,956	$590,823	$551,752
Parts	70,118	64,729	181,651	176,892
Service	33,560	31,532	92,187	90,807
Rental and other	18,773	18,124	44,558	43,879
Total Revenue	363,649	330,341	909,219	863,330
Cost of Revenue
Equipment	218,204	199,154	534,443	509,400
Parts	49,481	45,408	128,683	124,868
Service	11,841	11,139	34,475	33,377
Rental and other	14,581	13,163	35,617	32,482
Total Cost of Revenue	294,107	268,864	733,218	700,127
Gross Profit	69,542	61,477	176,001	163,203
Operating Expenses	53,306	50,374	147,665	152,884
Impairment of Long-Lived Assets	304	131	459	131
Restructuring Costs	(151)	2,456	414	10,349
Income (Loss) from Operations	16,083	8,516	27,463	(161)
Other Income (Expense)
Interest income and other income	160	380	2,002	1,840
Floorplan interest expense	(1,856)	(1,900)	(4,932)	(6,719)
Other interest expense	(1,617)	(2,110)	(6,137)	(6,694)
Income (Loss) Before Income Taxes	12,770	4,886	18,396	(11,734)
Provision for (Benefit from) Income Taxes	1,994	2,502	4,055	(3,000)
Net Income (Loss)	10,776	2,384	14,341	(8,734)

Diluted Earnings (Loss) per Share	$0.48	$0.11	$0.65	$(0.40)
Diluted Weighted Average Common Shares	21,842	21,643	21,806	21,503

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2018	2017
Operating Activities
Net income (loss)	$14,341	$(8,734)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and amortization	17,889	18,949
Impairment	459	131
Other, net	8,325	589
Changes in assets and liabilities
Inventories	(28,704)	(41,748)
Manufacturer floorplan payable	28,992	97,734
Other working capital	(29,576)	(10,890)
Net Cash Provided by Operating Activities	11,726	56,031
Investing Activities
Property and equipment purchases	(9,120)	(23,913)
Proceeds from sale of property and equipment	1,101	4,564
Acquisition consideration, net of cash acquired	(15,299)	—
Other, net	(399)	430
Net Cash Used for Investing Activities	(23,717)	(18,919)
Financing Activities
Net change in non-manufacturer floorplan payable	43,896	(14,357)
Repurchase of senior convertible notes	(20,025)	(29,093)
Net proceeds from (payments on) long-term debt	(11,919)	(3,121)
Other, net	(643)	(368)
Net Cash Provided by (Used for) Financing Activities	11,309	(46,939)
Effect of Exchange Rate Changes on Cash	(471)	537
Net Change in Cash	(1,153)	(9,290)
Cash at Beginning of Period	53,396	53,151
Cash at End of Period	$52,243	$43,861

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2018	2017	% Change	2018	2017	% Change
Revenue
Agriculture	$210,721	$186,546	13.0%	$506,404	$488,716	3.6%
Construction	78,706	72,942	7.9%	220,043	214,252	2.7%
International	74,222	70,853	4.8%	182,772	160,362	14.0%
Total	$363,649	$330,341	10.1%	$909,219	$863,330	5.3%

Income (Loss) Before Income Taxes
Agriculture	$9,383	$4,909	91.1%	$15,666	$(5,870)	n/m
Construction	1,154	(2,373)	n/m	(1,773)	(4,076)	56.5%
International	2,596	2,453	5.8%	6,235	3,331	87.2%
Segment income (loss) before income taxes	13,133	4,989	n/m	20,128	(6,615)	n/m
Shared Resources	(363)	(103)	n/m	(1,732)	(5,119)	66.2%
Total	$12,770	$4,886	n/m	$18,396	$(11,734)	n/m

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Adjusted Net Income (Loss)
Net Income (Loss)	$10,776	$2,384	$14,341	$(8,734)
Adjustments
(Gain) loss on repurchase of senior convertible notes	—	18	615	(22)
Debt issuance cost write-off	—	—	—	416
Restructuring & impairment charges	153	2,587	873	10,480
Interest rate swap termination & reclassification	—	—	—	631
Total Pre-Tax Adjustments	153	2,605	1,488	11,505
Less: Tax Effect of Adjustments (1)	32	895	280	4,010
Plus: Income Tax Valuation Allowance	—	325	—	525
Total Adjustments	121	2,035	1,208	8,020
Adjusted Net Income (Loss)	$10,897	$4,419	$15,549	$(714)

Adjusted Diluted EPS
Diluted EPS	$0.48	$0.11	$0.65	$(0.40)
Adjustments (2)
(Gain) loss on repurchase of senior convertible notes	—	—	0.03	—
Debt issuance cost write-off	—	—	—	0.02
Restructuring & impairment charges	0.01	0.12	0.04	0.49
Interest rate swap termination & reclassification	—	—	—	0.03
Total Pre-Tax Adjustments	0.01	0.12	0.07	0.54
Less: Tax Effect of Adjustments (1)	—	0.04	0.01	0.19
Plus: Income Tax Valuation Allowance	—	0.01	—	0.02
Total Adjustments	0.01	0.09	0.06	0.37
Adjusted Diluted EPS	$0.49	$0.20	$0.71	$(0.03)

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$12,770	$4,886	$18,396	$(11,734)
Adjustments
(Gain) loss on repurchase of senior convertible notes	—	18	615	(22)
Debt issuance cost write-off	—	—	—	416
Restructuring & impairment charges	153	2,587	873	10,480
Interest rate swap termination & reclassification	—	—	—	631
Total Adjustments	153	2,605	1,488	11,505
Adjusted Income (Loss) Before Income Taxes	$12,923	$7,491	$19,884	$(229)

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$9,383	$4,909	$15,666	$(5,870)
Restructuring & impairment charges	512	567	745	7,239
Adjusted Income (Loss) Before Income Taxes	$9,895	$5,476	$16,411	$1,369

Adjusted Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$1,154	$(2,373)	$(1,773)	$(4,076)
Restructuring & impairment charges	(359)	1,671	(27)	2,009
Adjusted Income (Loss) Before Income Taxes	$795	$(702)	$(1,800)	$(2,067)

Adjusted Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$2,596	$2,453	$6,235	$3,331
Restructuring & impairment charges	—	60	155	60
Adjusted Income (Loss) Before Income Taxes	$2,596	$2,513	$6,390	$3,391

Adjusted EBITDA
Net Income (Loss)	$10,776	$2,384	$14,341	$(8,734)
Adjustments
Interest expense, net of interest income	1,590	2,011	5,854	5,932
Provision for (benefit from) income taxes	1,994	2,502	4,055	(3,000)
Depreciation and amortization	6,442	6,681	17,889	18,949
EBITDA	20,802	13,578	42,139	13,147
Adjustments
(Gain) loss on repurchase of senior convertible notes	—	18	—	(22)
Debt issuance cost write-off	—	—	—	416
Restructuring & impairment charges	153	2,587	873	10,480
Interest rate swap termination & reclassification	—	—	—	631
Total Adjustments	153	2,605	873	11,505
Adjusted EBITDA	$20,955	$16,184	$43,012	$24,652

Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities			$11,726	$56,031
Net Change in Non-Manufacturer Floorplan Payable			43,896	(14,357)
Adjustment for Constant Equity in Inventory			(54,109)	(52,506)
Adjusted Net Cash Provided By (Used for) Operating Activities			$1,513	$(10,832)

(1) The tax effect of adjustments for the three and nine months ended October 31, 2018 was calculated using a 21% tax rate for all U.S. related items. This rate was determined based on a 21% federal statutory rate and no impact for state taxes given our valuation allowance against state net operating loss carryforwards. No tax effect was recognized for foreign related items as all adjustments occurred in a foreign jurisdiction that has a full valuation allowance against its net operating loss carryforward. The tax effect of adjustments for the three and nine months ended October 31, 2017 was calculated using a 35% tax rate for all U.S. related items and was determined based on a 35% federal statutory tax rate and no impact for state taxes given our valuation allowances against state net operating loss carryforwards. No tax effect was recognized for foreign related items as all adjustments occurred in foreign jurisdictions that have full valuation allowances against net operating loss carryforwards.

(2) Adjustments are net of amounts allocated to participating securities where applicable.